UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 6, 2011

HICKORY TECH CORPORATION
(Exact name of registrant as specified in its charter)

Minnesota	0-13721	41-1524393
(State or other jurisdiction of incorporation)	(Commission file number)	(I.R.S. Employer Identification No.)

221 East Hickory Street, P.O. Box 3248, Mankato, MN	56002-3248
(Address of principal executive offices)	(Zip Code)

(800) 326-5789
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01   Entry into a Material Definitive Agreement.

    On December 6, 2011, Hickory Tech Corporation announced it has entered into a definitive agreement to acquire IdeaOne Telecom Group, LLC, a metro fiber network provider located in Fargo, No. Dakota for a purchase price of $28 million in cash, subject to routine adjustments for capital expenditures and working capital at closing. The transaction is expected to close in the first quarter of 2012, subject to certain conditions, including necessary regulatory approvals required for wireline and wireless operations.

    IdeaOne provides data networking, Internet, colocation, phone and hosting services to approximately 3,600 business and residential customers in the Fargo area. The company has 40 employees.  The acquisition will add 225 fiber route miles to HickoryTech’s regional network.  The fiber network facilities, which extend to 650 on-net fiber-lit buildings, include: multiple 10 GB fiber rings, ethernet capabilities, soft-switching infrastructure, and colocation services.

Item 9.01.  Financial Statements and Exhibits.

(d)    Exhibits.
2.1
Membership Interest Purchase Agreement by and among Hickory Tech Corporation, North Dakota Telecom I, LLC and Southeast Rural Vision Enterprises, Co. dated December 5, 2011. Exhibit 2.1 omits schedules and exhibits. The registrant will furnish supplementally a copy of any omitted schedule or exhibit to the Commission upon request.

99.1	Press Release, dated December 6, 2011, issued by Hickory Tech Corporation

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Date:  December 6, 2011

HICKORY TECH CORPORATION

By: /s/ John W. Finke
John W. Finke, President and Chief Executive Officer

By: /s/ David A. Christensen
David A. Christensen, Senior Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
2.1
Membership Interest Purchase Agreement by and among Hickory Tech Corporation, North Dakota Telecom I, LLC and Southeast Rural Vision Enterprises, Co. dated December 5, 2011. Exhibit 2.1 omits schedules and exhibits. The registrant will furnish supplementally a copy of any omitted schedule or exhibit to the Commission upon request.

99.1	Press Release, dated December 6, 2011, issued by Hickory Tech Corporation